UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

ZENDESK, INC.

(Name of Registrant as Specified In Its Charter)

Light Street Capital Management, LLC

Light Street Mercury Master Fund, L.P.

Light Street SPV7, L.P.

Light Street Tungsten Master Fund, L.P.

Light Street Halo, L.P.

Glen Kacher

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Item 1: On August 29, 2022, Light Street Capital Management, LLC issued the following press release:

Light Street Capital Proposes Superior Alternative to Zendesk’s Proposed Transaction with Hellman & Friedman and Permira

Declares Intention to Vote AGAINST Inadequate Proposed Transaction, Which Materially Undervalues Zendesk to the Detriment of Company Shareholders

Outlines Significant Concerns Over Zendesk Board’s Obstruction of Shareholder Rights and Mismanagement Causing the Destruction of Shareholder Value

Calls on Zendesk Board to Carefully Consider Light Street’s Superior Proposal for the Benefit of the Company and Its Shareholders

Full Details of Light Street’s Alternative Proposal for Zendesk Available at www.lightstreet.com/zen

Palo Alto, CA – August 29, 2022 – Light Street Capital Management, LLC (“Light Street” or the “Firm”), which manages funds that own more than two percent of the outstanding shares of Zendesk, Inc. (NYSE: ZEN) (“Zendesk” or the “Company”), yesterday sent a letter to the Zendesk Board of Directors (the “Board”) declaring the Firm’s intent to vote AGAINST the Company’s proposed transaction with affiliates of funds advised by Hellman & Friedman LLC and Permira Advisers LLC (the “Proposed Transaction”) and proposing an alternative and superior path forward for the Company and its shareholders.

In the letter, Light Street expresses its concern that the Proposed Transaction materially undervalues Zendesk and is detrimental to shareholder interests. The Firm also outlines recent examples of active obstruction of shareholder rights and destruction of shareholder value by the Board, including the ill-conceived attempt to acquire Momentive in October, 2021, which received support from less than 10% of Zendesk shareholders, the February 2022 rejection of an unsolicited bid to acquire the Company for $127-$132 per share, and the months-long delay of the Company’s annual shareholder meeting, preventing shareholders from exercising their shareholder rights to select an alternative slate of Board nominees.

In light of these actions and the undervaluation of the Company in the Proposed Transaction, Light Street proposes an alternative path forward for the Company, which it believes will provide a superior outcome for all stakeholders and should therefore be deemed a Superior Proposal by Zendesk’s Board of Directors.

Specifically, Light Street Proposes:

•	A recapitalization of the business consisting of a $2 billion preferred equity investment arranged by Light Street and a $2 billion incremental debt facility;

•

A $5 billion Company-led tender offer at $82.50 per share for shareholders who would like to sell their shares, representing a 6.5% premium to the $77.50 per share contemplated in the Proposed Transaction;

•

The authorization of an open market share buyback program utilizing remaining proceeds (if any) that are not used in the tender, providing existing fundamental shareholders the ability to maintain their equity ownership;

•	The revision and issuance of a complete operating plan considering current business conditions with a renewed focus on driving significant operating margin expansion;

•	The expansion of the Zendesk Board to ten seats, including the selection of five qualified Directors by Light Street and other preferred equity shareholders; and

•	The formation of a special committee of the Board to conduct a thorough process to identify and hire a successor Chief Executive Officer.

The full text of the letter delivered to the Zendesk Board, including additional detail regarding Light Street’s alternative proposal to Zendesk can be found at www.lightstreet.com/zen.

About Light Street Capital Management

Founded in 2010, Light Street Capital Management, LLC is an investment management firm based in Palo Alto, California. The firm invests globally in technology businesses across public and private markets.

Important Information

Light Street, together with the other participants named herein, intends to file a proxy statement with the Securities and Exchange Commission (the “SEC”) to be used to urge stockholders of Zendesk, Inc. (the “Company”) to vote on the Company’s proxy card “AGAINST” the proposed merger of the Company with affiliates of funds advised by Hellman & Friedman LLC and Permira Advisers LLC, and other Company proposals, at the upcoming special meeting of stockholders of the Company.

LIGHT STREET STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ LIGHT STREET’S PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

STOCKHOLDERS OF THE COMPANY ARE ALSO ADVISED TO READ THE DEFINITIVE PROXY STATEMENT, DATED AUGUST 8, 2022, AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE COMPANY FROM ITS STOCKHOLDERS FOR USE AT THE COMPANY’S UPCOMING SPECIAL MEETING OF STOCKHOLDERS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. A DEFINITIVE PROXY STATEMENT HAS BEEN MAILED TO STOCKHOLDERS OF THE COMPANY AND IS ALSO AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV.

Participant Information

The participants in the proxy solicitation are anticipated to be Light Street, Light Street Mercury Master Fund, L.P., Light Street SPV7, L.P., Light Street Tungsten Master Fund, L.P., Light Street Halo, L.P. and Glen Kacher.

As of the date hereof, Light Street Mercury Master Fund, L.P. (“Mercury”) directly owns 1,257,571 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), Light Street SPV7, L.P. (“SPV7”) directly owns 1,260,549 shares of Common Stock, Light Street Tungsten Master Fund, L.P. (“Tungsten Master Fund”) directly owns 174,400 shares of Common Stock, and Light Street Halo, L.P. (“Halo”) directly owns 33,721 shares of Common Stock. Light Street, as the investment adviser and general partner of Mercury, SPV7, Tungsten Master Fund and Halo, exercises voting and investment power over the Common Stock held for the account of Mercury, SPV7, Tungsten Master Fund and Halo, and as such may be deemed to beneficially own the 2,726,241 shares of Common Stock owned in the aggregate by Mercury, SPV7, Tungsten Master Fund and Halo. Mr. Kacher, as the Chief Investment Officer of Light Street, may be deemed to beneficially own the 2,726,241 shares of Common Stock owned in the aggregate by Mercury, SPV7, Tungsten Master Fund and Halo.

Forward-looking Statements

Certain statements contained in this letter, and the documents referred to in this letter, are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives including the Light Street proposal set forth herein. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements, including the facts that the Light Street proposal set forth herein is non-binding and subject to due diligence and the execution of mutually acceptable definitive documents, may be rejected by the Company, and/or may be subject to certain closing conditions including stockholder approval and therefore such proposal may not be consummated. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth in this letter include, among other things, the factors identified under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as amended, and under the section entitled “Forward-Looking Statements” in the Company’s Definitive Proxy Statement, filed with the SEC on August 8, 2022. Such forward-looking statements should therefore be construed in light of such factors, and Light Street is under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Information Regarding Any Proposed Transaction

In furtherance of the Light Street proposal and subject to future developments, Light Street (and, if a negotiated transaction is agreed, the Company) may file one or more registration statements, proxy statements, tender offer statements or other documents with the SEC. This letter is not a substitute for any proxy statement, registration statement, tender offer statement, prospectus or other document Light Street and/or the Company may file with the SEC in connection with any proposed transaction.

INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ ANY SUCH PROXY STATEMENT(S), REGISTRATION STATEMENT, TENDER OFFER STATEMENT, PROSPECTUS AND/OR OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT A PROPOSED TRANSACTION. Any definitive proxy statement(s) or prospectus(es) (if and when available) will be mailed to stockholders of the Company. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Light Street and/or the Company through the SEC’s web site at www.sec.gov.

This letter is neither a solicitation of a proxy nor a substitute for any proxy statement or other filings that may be made with the SEC. Nonetheless, Light Street and/or its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of any proposed transaction. Additional information regarding the interests of such potential participants may be included in one or more registration statements, proxy statements, tender offer statements or other documents filed with the SEC if and when they become available. These documents (if and when available) may be obtained at no charge on the SEC’s website at www.sec.gov.

Notice to Investors

Notwithstanding anything stated herein, Light Street reserves the right to sell shares of the Company in the future in connection with redemption requests by investors in its affiliated funds or in the event the Company’s Board of Directors is not responding, in the opinion of Light Street, appropriately to the Light Street proposal and it is in such funds’ interests to do so.

Media Contacts

ASC Advisors

Steve Bruce / Taylor Ingraham

sbruce@ascadvisors.com / tingraham@ascadvisors.com

{203} 992-1230

Item 2: On August 28, 2022, Light Street Capital Management, LLC sent a letter to the Board of Directors of Zendesk, Inc.:

August 28, 2022

Zendesk, Inc.

989 Market Street

San Francisco, CA 94103

Dear Members of the Board,

We are writing to you on behalf of Light Street Capital Management, LLC and our affiliates (together “Light Street” or “we”). Light Street owns more than 2% of Zendesk, Inc.’s (the “Company” or “Zendesk”) outstanding shares, making us one of the Company’s ten largest current shareholders.

The purpose of this letter is to share our intent to vote AGAINST the Company’s currently proposed transaction with affiliates of funds advised by Hellman & Friedman LLC and Permira Advisers LLC (“the Proposed Transaction”), and to propose an alternative and superior path forward for the Company and its stakeholders.1 We believe there will be overwhelming support from Zendesk shareholders who will similarly vote AGAINST the Proposed Transaction and direct the Board to pursue the Alternative Proposal2 as laid out herein.

Light Street is a global investment firm focused on investing in technology businesses across public and private markets. Our firm is comprised of seasoned private equity and public markets investors with a deep network of technology executives built over two decades in Silicon Valley. We are not activists; we are fundamental investors who are confident in Zendesk’s long-term potential.

While we acknowledge that your roles as Zendesk board members have been far more demanding than anticipated as of late, we see no justification to abandon your fiduciary responsibilities to the shareholders that you serve. Given Zendesk’s long-term potential, we are highly concerned that the Proposed Transaction, pursuant to a merger agreement (the “Merger Agreement”), as set forth in the Definitive Proxy Statement filed with the SEC on August 8, 2022 (the “Merger Proxy”), materially undervalues the Company and is detrimental to shareholder interests. As a result, we find no other choice but to engage in this way for the first time.

[1]

The proposal set forth in this letter is non-binding and subject to due diligence and execution of mutually acceptable definitive documents. This letter shall not constitute an offer to sell or the solicitation of an offer to buy any shares of Zendesk.

[2]	As defined in the Merger Agreement at Section 5.3(f)(i), annexed to the Merger Proxy.

505 Hamilton Avenue | Suite 110 | Palo Alto, CA 94301 | 650.234.1640 tel | 650.305.7820 fax | www.lightstreet.com

The proposed sale is the latest act of mismanagement by the Board of Directors that has actively worked against shareholder interests. In October of 2021, Zendesk announced an ill-conceived attempt to acquire Momentive. In February of 2022, Zendesk’s Board of Directors rejected an unsolicited offer of $127-132 per share in order to remain independent and continue pursuing the acquisition of Momentive despite clear shareholder condemnation, a transaction that ultimately garnered support from less than 10% of shareholders. The Board then delayed its annual shareholder meeting for months,3 preventing shareholders from selecting a competing slate of board nominees.4

These actions manipulated the makeup of the Board and circumvented our rights as shareholders, ignoring the Board’s obligation to hold a shareholder meeting under Delaware law.5 Subsequently, this same Board approved and is now asking for shareholders to support a sale of the Company for $77.50 per share. Zendesk did not, and does not, have to sell. There is no justifiable reason to sell the Company at a price more than 40% below the offer initially rejected by the Board. We believe the Company is worth far more now, and in the future, as an independent company than the contemplated sale price derived under manufactured duress.

We believe these actions are in breach of the Board’s fiduciary obligations and demonstrate a common theme – active obstruction of shareholder rights and destruction of shareholder value. These actions have driven us to write this letter and put forth this Alternative Proposal, not only for ourselves, but on behalf of all Zendesk shareholders that have been negatively impacted by these actions.

The Alternative Proposal

As the Board rightly concluded following its strategic review,6 it is in the best interest of all Zendesk shareholders to remain a standalone public company. With increased focus on driving meaningful operating margin expansion and fresh leadership, we believe that Zendesk shareholders can realize private equity style returns in the public markets. We propose a recapitalization of the business, consisting of a $2 billion preferred equity investment arranged by Light Street and a $2 billion incremental debt facility. Together with $1 billion of cash from the balance sheet, Zendesk will conduct a $5 billion tender offer at $82.50 per share.

Based on our analysis7, the Alternative Proposal is a superior outcome for all stakeholders and should therefore be deemed a Superior Proposal8 by the Board of Directors. Specifically:

1.

Long-term shareholders: Our proposal enables existing shareholders who want to benefit from the Company’s long-term value creation plan and potential upside to maintain ownership of their shares, potentially realizing a share price in excess of $180-200 by the end of 2025.

[3]	Annual shareholder meeting has been held in May every year since IPO, delayed until Aug. 17, 2022.
[4]	Jana Partners Proxy filed Feb. 16, 2022 (Link).
[5]	See Delaware General Corporation Law Section 211.
[6]	See Zendesk press release on Jun. 9, 2022 (Link).
[7]	See Exhibit A-1: Details of the Alternative Proposal.
[8]	As defined in the Merger Agreement at Section 5.3(f)(iii), annexed to the Merger Proxy.

2.

Event-driven and short-term shareholders: Our proposal allows existing shareholders who would like to sell their shares to do so in a tender offer at $82.50 per share, representing a 6.5% premium to the current offer price stipulated in the Proposed Transaction.

3.

Zendesk employees: Our proposal enables Zendesk employees to reap the benefits of their hard work and capture the equity appreciation commensurate with the anticipated value appreciation rather than being forced to sell their shares today at the artificially depressed transaction price.

4.

Zendesk customers: Our proposal provides Zendesk customers peace of mind knowing that Zendesk can continue to invest in product innovation and maintain a strong public profile versus an abrupt shift to “harvest mode” seen in many private equity buyouts.

5.	Zendesk Board of Directors: Our proposal allows Zendesk board members to correct a serious breach of fiduciary duties to the Company’s shareholders following a series of value destroying actions.

The step-by-step execution plan for this Alternative Proposal is outlined below:

Step 1: Partner with your shareholders. Enter into an agreement with Light Street and other investors who will make a $2 billion preferred equity investment and collaborate with the Company to raise a $2 billion incremental debt facility. Initiate a $5 billion cash tender offer to purchase Zendesk shares at $82.50 per share, with any remaining portion of this amount not used in the tender to be used in open market share buybacks.

There is significant investor demand for Zendesk at current price levels if operating under new management and with improved Board oversight. Light Street will arrange an investment of an aggregate principal amount of $2 billion in a convertible preferred security with a conversion price of $82.50 per share. Upon completion of the transaction, the preferred equity class would represent ~66% of the fully diluted total voting power represented by the outstanding voting securities of Zendesk.

In addition to the abovementioned equity investment, Light Street and Zendesk will raise a $2 billion incremental debt facility. From our discussions with lenders to date, we believe that the debt capital markets have meaningful appetite for this facility, particularly at more modest leverage levels than the Proposed Transaction. Preliminary feedback suggests the timeline to fully committed financing to be approximately two weeks with appropriate Company cooperation.

Using the new proceeds, Zendesk will initiate a $5 billion cash tender offer at $82.50 per share and authorize an open market share buyback program to utilize remaining proceeds (if any) that are not used in the tender. This will serve the purpose of providing existing fundamental shareholders the ability to maintain their equity ownership as Zendesk embarks on a new chapter while also alleviating the potential selling pressure associated with the termination of a full sale of the business.

Based on our proposed structure, the tender offer would have funds to purchase approximately 50% of the current common stock outstanding at the tender price, an amount that we believe is more than sufficient to address the required shareholder base rotation.

Step 2: Operate Zendesk for profitable growth. Revise and issue a complete operating plan considering current business conditions with a renewed focus on driving significant operating margin expansion, resulting in operating margins that will be no less than 20% in 2023E.

As we outline in the accompanying exhibits, we believe that insufficient effort has been put into formulating a realistic operating plan with the appropriate balance of growth and profitability. We expect that this operational leverage will be achieved through increased focus on sales efficiency and R&D investment, as well as a continued reduction in the existing real estate footprint. Zendesk’s Sales and Marketing headcount growth has outpaced total revenue growth in each of the last four years. Although we appreciate the forward investment in moving up-market into enterprise accounts, we believe that the decreased sales efficiency is a result of mediocre execution and lack of focus to date and should be readily rectified.

By holding quarterly operating expenses constant through 2023E, Zendesk would achieve operating margins in excess of 18%.9 Using the “Rule of 40” as a measure, Zendesk has operated at an average of 38% over the last six years (sum of revenue growth and operating margins). If Zendesk were to decelerate growth to 17% in 2023E as management has projected, Zendesk should be able to achieve a 21% operating margin by the Company’s own historical measures. Given our deep understanding of Zendesk’s underlying key performance metrics, we believe an operating margin in excess of 20% is eminently achievable.

Step 3: Change the Board of Directors and management. Expand the Board to ten seats. Light Street and other preferred equity shareholders will select five qualified nominees to fill the two vacant positions and replace three existing Directors. Form a special committee of the Board to conduct a thorough process to identify and hire a successor Chief Executive Officer with a track record of successfully navigating a software business to profitable growth. Move Mr. Svane to the role of Chairman.

The last year has significantly eroded shareholder trust in the existing Board and requires meaningful change going forward. Light Street has a deep network of senior executives that would be well suited to serve as directors to help drive the operational changes required.

[9]	See Appendix 1: Operating Income Analysis.

The Board will form a five-member special committee, including three members selected by Light Street and other investors, to initiate a search for a new Chief Executive Officer. Upon appointment of the new Chief Executive Officer the Board will be expanded to eleven seats and this individual will join the board. We expect to work collaboratively with existing management to ensure a seamless succession process, moving Mr. Svane to the role of Chairman by the end of 2022. We have deep respect for the more than 15 years that Mr. Svane has dedicated to building Zendesk from an idea to a globally recognized “decacorn,” an exceptional entrepreneurial achievement that very few founders have ever accomplished. The skills required to drive Zendesk to over $1 billion of revenue are different than the skills needed to drive Zendesk to $1 billion of operating profit over the next phase in its journey.

Important supporting material for the Alternative Proposal and a detailed review of other relevant items are outlined in the accompanying exhibits, including:

1)

Details of the Alternative Proposal: Detail of the underlying analysis including sources and uses, pro forma capitalization, pro forma equity ownership, an illustrative financial forecast, and equity returns sensitivity.

2)

Concerns with Board Actions and the Sale Process: Following a detailed review of the Merger Proxy, the events suggest that the Board that was willing to sell at any price, submitting to a sophisticated buyer after a series of self-inflicted missteps paired with a backdrop of macroeconomic uncertainty. The financial advisors ultimately placated the Board and management, finessing their fairness opinions to justify an artificially low deal price, resulting in a price to Zendesk shareholders that does not reflect fair value nor the future appreciation potential of Zendesk’s shares.

3)

Quality of Zendesk: Zendesk is a high quality, market-leading franchise that is mission-critical for the customers that it serves. Zendesk is a rare combination of growth and scale, delivering annualized recurring revenue of more than $1.6 billion and revenue growth in excess of 25% for 23 of the last 25 quarters. The structural profitability and predictability of its recurring SaaS business model create a resilience to near-term headwinds.

4)

Private Equity Sponsor Ability to Pay Analysis: The sponsor consortium expertly navigated this process to purchase Zendesk far below its fair value. The resulting purchase price presents the opportunity for this investor group to make greater than 5.0x their money, suggesting that in a market environment where co-investment dollars are more readily available, a private equity sponsor would be willing to pay well in excess of the proposed deal price.

We are extremely disappointed and we call on the Board to seriously review and consider our Alternative Proposal. This path is not novel: manage the business to profitable growth. We believe that there will be overwhelming shareholder support for an alternative to the proposed sale of Zendesk at $77.50 per share. Operating as a standalone business focused on driving enhanced profitability, under new leadership and with a fresh Board perspective, will generate a far superior outcome for all stakeholders. It is time to do the right thing by your stakeholders; disavow your recommendation to approve the proposed transaction and embark upon this standalone path.

We look forward to a timely response so that we may begin to collaboratively engage with the Board in compliance with the procedures set forth in the merger agreement as we believe our Alternative Proposal is a Superior Proposal.

Sincerely,

Glen T. Kacher

Founder and CIO

Contact: zendesk@lightstreet.com

EXHIBIT A

I. Details of the Alternative Proposal

We call on the Board to consider this Alternative Proposal for Zendesk. As the Board of Directors rightly concluded upon the initial strategic review, it is in the best interest of all Zendesk stakeholders to remain a standalone public company. With increased focus on driving meaningful operating margin expansion and fresh leadership, we believe that shareholders can realize private equity style returns in the public markets.

We propose a recapitalization of the business, consisting of a $2 billion preferred equity investment arranged by Light Street and a $2 billion incremental debt facility. Together with $1 billion of cash from the balance sheet, Zendesk will conduct a $5 billion tender offer at $82.50 per share.

The cash sources and uses of such a transaction would be as follows ($ in millions):

Cash Sources and Uses

Cash Sources		Cash Uses
New Debt Facility	$2,000	Tender and Buybacks	$5,000
Cash from Balance Sheet	$1,381	Financing Fees	$102
Preferred Equity	$2,000	Transaction Fees	$25
		Break-up Fee	$254

Total Sources	$5,381	Total Uses	$5,381

Pro-Forma Capitalization

Prior to Recapitalization		Post Recapitalization
Existing Debt	$1,360	Existing Debt	$1,360
New Debt Facility	$0	New Debt Facility	$2,000
(Cash)	($1,632)	(Cash)	($251)

Net Debt	($272)	Net Debt	$3,108

The pro forma ownership and voting power of such a transaction, after accounting for the preferred equity voting rights,10 would be as follows:

Pro-Forma Ownership and Voting

				%
	Existing Shares	%	Pro-Forma Shares	Ownership	Voting
Existing Common Equity	123.5	94%	62.9	66%	34%
New Preferred Equity	0.0	0%	24.2	26%	66%
RSUs	6.5	5%	6.5	7%	0%
Options (TSM)	1.2	1%	1.2	1%	0%

Total Shares (Fully Diluted)	131.1	100%	94.7	100%	100%

For the purpose of our analysis, we use the conservative, board approved management forecast (referred to as the “June 2022 Case”)11 revenue and apply an illustrative margin profile achievable through a focus on profitable growth. The resulting adjusted forecast is as follows ($ in millions):

Illustrative Standalone Case

	2022E	2023E	2024E	2025E	2026E
Total Revenue	$1,674	$1,961	$2,363	$2,881	$3,483
% Growth	25.1%	17.1%	20.5%	21.9%	20.9%

Gross Profit	$1,389	$1,647	$1,997	$2,434	$2,943
% Margin	83.0%	84.0%	84.5%	84.5%	84.5%

Operating Profit	$167	$393	$543	$749	$1,011
% Margin	10.0%	20.0%	23.0%	26.0%	29.0%
% Growth	66.3%	134.7%	38.2%	38.0%	34.8%

EBITDA	$209	$457	$614	$830	$1,101
% Margin	12.5%	23.3%	26.0%	28.8%	31.6%
% Growth	50.9%	118.4%	34.5%	35.1%	32.6%

Utilizing our proposed capital structure and the above forecast, we would expect Zendesk shareholders to generate an attractive return of approximately 2.5x their money and 35% IRR between now and the end of 2025 based on a 20.0x EBITDA multiple on 2026E EBITDA.12 We

[10]	Preferred equity receives five votes per preferred share.
[11]	See Merger Proxy at 64.
[12]	Assumes deal closes on Dec. 31, 2022, returns based on appreciation from current offer of $77.50 per share and assuming tender price of $82.50 per share.

believe that 20.0x next twelve months (“NTM”) EBITDA is a fair and conservative estimate based on the historical trading ranges of the mature selected public companies13 used by Qatalyst in its fairness opinion, which have traded at an average of 28.4x NTM EBITDA and over 24.6x NTM EBITDA on a trailing five and ten year basis, respectively, and which collectively currently trade at an average of 20.1x NTM EBITDA.

Illustrative Standalone Case Price Target @ 12/31/2025

2026E EBITDA	$1,101	Existing Common Equity	62.9
EBITDA Multiple	20.0x	New Preferred Equity	24.2
Enterprise Value	$22,013	2023 Notes (Converted)	2.4
(less): Net Debt	($119)	2025 Notes (Converted)	10.6

Equity Value	$21,893	RSUs	11.0
FDSO	113.5	Options (TSM)	2.5

Share Price	$193	Total FDSO	113.5
Vs. Current $77.50	2.5x

Exit Returns Sensitivity	15.0x	17.5x	20.0x	22.5x	25.0x
Implied Exit EBITDA / Growth Multiple	0.72x	0.84x	0.96x	1.08x	1.20x
Implied Exit Revenue Multiple	4.3x	5.0x	5.8x	6.5x	7.2x
Implied Exit Revenue / Growth Multiple	0.21x	0.24x	0.28x	0.31x	0.34x
Share Price	$145	$169	$193	$217	$241
MOIC	1.9x	2.2x	2.5x	2.8x	3.1x
IRR	23.1%	29.6%	35.5%	40.9%	45.9%

*	$ in millions.

II. Concerns with Board Actions and the Sale Process

Following our review of the Merger Proxy, it became clear to us that a series of misaligned actions resulted in a price to Zendesk shareholders that does not reflect fair value nor the future appreciation potential of Zendesk’s shares. In February of 2022, Zendesk’s Board of Directors rejected an offer of $127-132 per share to pursue the acquisition of Momentive, a transaction that ultimately garnered support from less than 10% of shareholders. Now, less than four months later, the Board has approved and is now asking for shareholders to support a sale of the Company at $77.50 per share. This, and the other actions described herein, call into question the competence, decision-making capability, and motive of Zendesk’s Board of Directors.

[13]

We define mature selected public companies as Adobe, Intuit, Salesforce, and Workday, the only selected public companies in the Qatalyst fairness opinion with greater than $5 billion in 2022E revenue. Excludes EBITDA multiples greater than 50.0x (only impacting Workday).

We believe that Zendesk embarked upon a strategic review from a position of weakness as a perceived “motivated seller”; a Board and management team that had lost the confidence of shareholders. Unfortunately, this coincided with increased macroeconomic uncertainty, causing two significant headwinds to the prospects of the Zendesk sale process: (i) many private equity sponsors and their limited partners began slowing or pausing new investments, and (ii) businesses raised the level of scrutiny on new spending, elongating software sales cycles and causing softness in new bookings for many software vendors, including Zendesk. As a motivated seller, we believe insufficient consideration was given to the standalone path forward. Zendesk did not, and does not, have to sell.

We found several actions that were concerning to us, including the below:

A.	The delay of the annual shareholder meeting was a violation of fundamental shareholder rights.

The Board delayed its annual shareholder meeting for months, a meeting that had been held in May every year since the Company’s initial public offering, preventing shareholders from voting on a slate of nominees from Jana Partners.

This action served to manipulate the makeup of the Board and prevented shareholders from determining who would represent their interests in critical business decisions including the decision to sell the Company. The Board purposefully ignored its obligation under Section 211(c) of Delaware Corporate Law to timely hold a shareholder meeting, thus removing shareholder agency, an attack on one of the foundational pillars of corporate governance.

B.

The June 2022 Case, a revised management forecast provided to the Board and the Company’s financial advisors, is not a reasonable or realistic financial case upon which the Board should determine the fairness of this deal.

We do not expect that Zendesk is immune to the current economic environment and therefore agree that it is reasonable to construct a revised financial case reflecting the impact of a potential recession. Notwithstanding, we believe the financial model approved by the Board and set forth as the basis for approval of the proposed merger, the June 2022 Case, was not constructed to reflect a reasonable financial forecast but rather was an unrealistic forecast constructed to justify a transaction at an unreasonably low price.

1.

The June 2022 Case represents an unreasonably large reduction in the short- and long-term targets for topline revenue and growth. Most notably, the June 2022 Case calls for a stark reduction in the 2023E growth rate versus the March 2022 Case[14] (17% growth vs. 27% growth). We believe that two months of soft bookings in a business with European

[14]	See “March 2022 Case”, Merger Proxy at 63.

SMB exposure and an increasing mix toward enterprise sales (end of quarter and year weighted bookings) is an invalid basis to warrant a $3.6 billion reduction in the long-term revenue outlook (2031E) a mere three months after the prior forecast. Even in the face of near-term headwinds, Zendesk’s core franchise and underlying business quality remain intact. As such, we would expect to see a much smaller disparity between cases than what was presented by management.

Comparison of Revenue Cases

	2022E	2023E	2024E	2025E	2031E	21A-31E CAGR
March 2022 Case Revenue	$1,715	$2,172	$2,743	$3,423	$11,507	24.0%
Annual Growth %	28.1%	26.6%	26.3%	24.8%	20.5%
June 2022 Case Revenue	$1,674	$1,961	$2,363	$2,881	$7,932	19.5%
Annual Growth %	25.1%	17.1%	20.5%	21.9%	15.9%
Dollar Delta vs. March 2022 Case	($41)	($211)	($380)	($542)	($3,575)
% Delta vs. March 2022 Case	-2.4%	-9.7%	-13.9%	-15.8%	-31.1%

*	$ in millions.

2.

The June 2022 Case is unreasonably punitive in forecasting operating margins in a lower growth environment. Management teams across the software ecosystem are reducing the pace of spending, limiting new employee hiring, and making reductions in workforces that are commensurate with the current demand environment for their respective businesses. Based on the commentary in the proxy, it appears Zendesk management sees some softness in recent bookings trends and is therefore likely take measures to curtail spending. In fact, the implied operating expense outlook in H2’22E shows that management expects to effectively hold operating expenses constant with Q2’22A levels through the remaining quarters of the year. We view this as a prudent cost savings maneuver but cannot reconcile how this approach is reflected in the 2023E operating margins forecast in the June 2022 Case, which despite the much lower growth rate, still forecasts just 8.5% margins, the same as set forth in the March 2022 Case.

Comparison of Op. Income Cases

	2022E	2023E	2024E	2025E	2031E
March 2022 Case Op. Income	$137	$185	$288	$428	$2,301
Operating Margin %	8.0%	8.5%	10.5%	12.5%	20.0%
June 2022 Case Op. Income	$138	$167	$248	$360	$1,586
Operating Margin %	8.2%	8.5%	10.5%	12.5%	20.0%
Margin Delta vs. March 2022 Case	0.3%	0.0%	0.0%	0.0%	0.0%

*	$ in millions.

If Zendesk were to hold operating expenses flat on a sequential basis through the end of 2023E as is currently implied through 2022, operating margins would reach roughly 18%, nearly 1,000bps higher than the currently contemplated 8.5% and a much more reasonable figure if the business in fact sees the level of growth reduction that management purport.15 Furthermore, it appears that Zendesk is already embarking on a reduction in workforce, having reportedly laid off 80 employees in early August,16 pointing to even further operating margin upside in 2023 than we estimate. This comes on the heels of the real estate footprint reduction efforts which began in the fourth quarter of 2020 and will continue into the foreseeable future given Zendesk’s stated prioritization of remote work. In our view, it is clear that the Company improperly assumed a constant margin profile between the March and June 2022 Cases, completely ignoring the impact of a more prudent cost structure, and yielding lower profitability levels than would reasonably be expected.

3.

Management explicitly discussed cost structure adjustments with the buyers just days before failing to reflect any reasonable margin adjustments in the lower growth June 2022 Case. We find it concerning that just two days prior to presenting the Board with the June 2022 Case, in a June 20, 2022 meeting between Zendesk management and representatives of Hellman & Friedman and Permira, the parties discussed “business momentum trends and forecasts for the second quarter of 2022 as well as possible adjustments to Zendesk’s cost structure to reflect changes in the macroeconomic outlook and business momentum”[17] yet no adjustments to margin expectations were made. This demonstrates that management had recently examined the necessary cost adjustments to be made if Zendesk were to experience a change in business momentum, the likes of which was reflected in the revenue growth expectations of the June 2022 Case, yet failed to incorporate these changes into the go-forward margin expectations. This highlights a potential misalignment between management and shareholders, in which management constructed a less attractive June 2022 Case to justify selling at a lower price.

4.

The June 2022 Case was shared with the Board just one day prior to approving the deal and was never shared with potential buyers. The June 2022 Case was first shared with the Board of Directors on June 22, 2022, who subsequently approved it for use by the financial advisors as the basis of their analyses to render fairness opinions upon which the Board relied when agreeing to a sale at $77.50 per share on June 23, 2022. The significant reduction in 2023E revenue growth outlook versus the March 2022 Case has a meaningful impact on the valuation methodologies applied by the financial advisors, in which five of the nine total techniques used include NTM or 2023E revenue metrics as a significant contributor to the estimated value.[18] Our view is that this rushed financial case, provided just one day before deal culmination, served to artificially depress the fairness opinions and justify approving a materially deflated deal price.

[15]	See Appendix 1: Operating Income Analysis.
[16]	See Layoffs.fyi Tweet, August 5, 2022 (Link).
[17]	Merger Proxy at 38.
[18]	See Appendix 2: Fairness Opinion Methodologies.

C.	The termination of the strategic review with two parties still in the process was a severe tactical error and gave the potential buyers extreme negotiating leverage.

On June 8, 2022, the Board approved the release of a public announcement that the Board had conducted and completed a comprehensive review of strategic alternatives and determined the best path forward was to remain independent at a time where both Hellman & Friedman and Permira as well as a second financial sponsor identified as Bidder 2 were still engaged in the process. This was at a critical juncture for the process – a point of no return – where such messaging would require follow-through as a standalone business and cannot be bluffed. We believe this announcement triggered many event-driven shareholders to rotate out of the stock, sending share prices to an artificially depressed level given the temporary imbalance of buyers and sellers. This share price reaction should have been easily foreseeable by any reasonable board member and their financial advisors. To further exacerbate the situation, the Board failed to make any attempt to support their determination, the most obvious of which would have been to initiate a share buyback program in connection with the announcement.

Once the Company announced the end of the strategic review process, it was impossible to determine the true unaffected price. The Merger Proxy aims to justify accepting a premium to this local minimum, stating that the stock had “reflected a premium driven by takeover speculation,”19 but the proxy failed to acknowledge that the share price had already been negatively affected (creating a discount) because of (i) the prolonged shareholder battle over the failed Momentive transaction and subsequent eroding shareholder confidence in Zendesk’s management and the Board, and (ii) the near-term trading dynamics of the recent announcement causing an outflow of event-driven investors without giving the appropriate time for the share price to stabilize.

It is clear to us that once the Board announced the end of the process and caused the subsequent damage to the stock price, it was no longer in the best interest of Zendesk’s shareholders to pursue a sale. Through their own making, the Board had created a challenging (but temporary) market reaction where the only path forward was to prudently run the business on a standalone basis. Accepting a deal just fifteen days later, at only a modest premium to the artificially low trading levels that Zendesk’s stock had only seen during the depths of COVID uncertainty and dating back to January 2019, is a sign of an incompetent and exhausted Board willing to sell the Company at any price.

D.	The financial advisors finessed the fairness opinions in an effort to justify a deal price at a local minimum in software valuations rather than determine the fairness of the transaction.

Following our review of the fairness opinions conducted by Qatalyst and Goldman Sachs, we have a number of concerns with the methodologies used compared to other recent sales processes advised by the same financial advisors. We find it hard to justify these discrepancies.

[19]	Merger Proxy at 42.

Notably, we point to the Goldman Sachs opinion that provides an average mid-point value of $99.10 per share, just six months after Goldman Sachs rendered a very similar opinion when helping Zendesk justify the acquisition of Momentive where Goldman Sachs’ analysis yielded a mid-point value of $175.50 per share.20 Such a significant deviation in value in such a short period of time is quite striking and calls into question the legitimacy of the fairness opinion.

It is also relevant to compare the methodologies utilized in the Anaplan take-private, an extremely similar transaction announced just three months prior to the Zendesk deal where Goldman Sachs and Qatalyst both advised on the sale.21 Anaplan is another high-quality enterprise software business with eerily similar financial metrics, compared here:

Most Recent Quarter Results Prior to Deal Announcement

	Revenue	Growth	Non-GAAP Op Margin	Net Expansion
Anaplan (Quarter Ended 1/31/22)	$163	32.8%	-6.5%	118.0%
Zendesk (Quarter Ended 3/31/22)	$388	30.0%	5.2%	121.0%

*	$ in millions.

Both businesses demonstrate similar recent growth rates, however, Zendesk at a much larger scale, with higher operating margins and more attractive net expansion. As we unpack the comparison of Qatalyst’s valuation methodologies we see a blatant deviation from the approach used in valuing Anaplan. Qatalyst added 19 additional precedent transactions in the Zendesk opinion,22 only two of which were deals announced after the Anaplan fairness opinion. The remaining 17 new additional transactions were older transactions from a less relevant time in the market with significantly lower transaction multiples as compared to the 21 transactions overlapping in the two fairness opinions.

Summary Analysis of Qatalyst Selected Transactions Additions

Average
	Transaction Age	NTM Rev. Multiple
Overlapping Selected Transactions (21)	3.7 yrs	9.2x
Additional Selected Transactions (17)	6.7 yrs	6.8x

Absolute Delta	3.1 yrs	(2.4x	)
Delta %	83.9%	-26.3%

[20]	See Momentive Merger Proxy filed Jan. 7, 2022 (Link).
[21]	See Anaplan Merger Proxy filed May 2, 2022 (Link).
[22]	See Appendix 3: Analysis of Qatalyst Fairness Selected Transactions.

Given the significant similarities between Anaplan and Zendesk, we question why the advisors would so dramatically adjust the precedent transactions used other than to justify the low offer price by adding a number of less relevant transactions with much lower valuation multiples to reduce the blended multiple range used in their analysis.

The shaping of the fairness opinion was evident in the public trading comparable company analysis as well. In the Anaplan opinion, the comparable publicly traded companies used by Qatalyst had an average multiple of 9.6x, and Qatalyst ultimately used a range with the midpoint of 10.0x, 4% above the average of the selected companies. However, in the Zendesk opinion, the comparable publicly traded companies used by Qatalyst had an average multiple of 5.7x, yet Qatalyst used a range with the midpoint of 4.5x, 21% below the average of trading selected companies.23 This adjustment by Qatalyst had meaningful consequences for the resulting fairness opinion. Applying a similar premium to the midpoint versus the selected company range for Zendesk would have yielded a valuation multiple closer to 6.0x, materially increasing the lowest of the valuation methodologies used in the opinion by more than 30%.

While we acknowledge that rendering a fairness opinion was not an easy exercise in a fluid valuation environment, the financial advisors’ very purpose is to help the Board determine fair value for shareholders, not to simply stamp a seal of approval on a suspect outcome against shareholder best interests in exchange for tens of millions of dollars in fees.

Finally, with the benefit of hindsight, this process seems to have culminated at the worst possible time – the local bottom in software private equity buyout multiples. Strikingly, the Zendesk valuation represents a 49% discount to 2023E revenue multiples compared to the four most recent relevant enterprise software deals prior to announcement and a 38% multiple discount to the two relevant deals since announcement:

[23]	See Appendix 4: Qatalyst Fairness Opinion Selected Companies Analysis.

The discount widens even further when evaluating growth-adjusted 2023E revenue multiples. When accounting for the growth rates, the Zendesk valuation represents a 55% discount compared to the four most recent enterprise software deals prior to announcement and a 50% multiple discount to the two deals since announcement:

E.	Recent Board actions, including the timing of the proxy window and a premature board member resignation, raise more red flags.

In reviewing the timeline of events, we are very disappointed by the Board’s choice to make the material decision to sell the business on June 23, 2022, just four days following the deadline for submission of stockholder proposals pursuant to Rule 14a-8 under the Security Exchange Act of 1934. We find it hard to believe this timing was a coincidence, and in doing so the Board ensured that investors had little recourse and insufficient time to submit director nominations or alternative business proposals as a part of the Company’s annual meeting of stockholder held on August 17, 2022.

Further, the significant amount of Board turnover calls into question the efficacy of the Board’s decision-making as a whole. According to Zendesk filings “On July 6, 2022, Michelle Wilson resigned as a member of the Board of Directors and Ronald Pasek was appointed as a member of the Board of Directors. Carl Bass and Thomas Szkutak will not stand for re-election as directors due to other professional commitments and demands on their time, and their service will end at the Annual Meeting,”24 and Zendesk has opted to reduce the Board from ten members to eight.

While we understand the rationale of not standing for re-election when a term comes to an end, particularly in the case of Mr. Bass who recently came under scrutiny for his less than professional interactions with members of the media,25 we are concerned about the abrupt departure of Ms. Wilson, a member and chair of the Nominating and Corporate Governance Committee. Ms. Wilson is a respected advisor to many technology businesses, and currently remains in her role as a member and chair of the Nominating and Corporate Governance Committee of Okta. With a law degree from a top institution, we value Ms. Wilson’s leadership in governance matters and we question what caused Ms. Wilson to feel the need to resign from the Board less than two weeks after approving the sale of Zendesk, cutting short her term. Although we have no direct knowledge of the rationale behind Ms. Wilson’s departure other than it was “due to personal reasons” and that the “resignation is not due to any disagreement with the Company,” we believe it raises a number of concerning questions given the timing and circumstances.

The key takeaway from the sale process is that the combination of these missteps led to a massive destruction of shareholder value. This was clearly a challenging environment in which to navigate a sale process. Initial offers to purchase Zendesk would have represented one of the largest private equity buyouts in software history, utilizing over $10 billion of equity capital, a feat requiring robust capital markets execution. Instead, the condition of the capital markets rapidly deteriorated, significantly weakening the sale process as private equity sponsors struggled to secure a sufficient quantum of equity capital to consummate a transaction. It is important to emphasize – the lack of available co-investment capital to private equity firms does not

[24]	See Zendesk DEF 14A, July 11, 2022 at 15 (Link).
[25]	CNBC Reporting February 25, 2022 (Link).

determine intrinsic value, yet the Board allowed this factor to meaningfully influence the ultimate outcome. This issue was then compounded by macroeconomic uncertainty and questionable strategic decisions within the final weeks of the sale process. Given the facts outlined throughout this section, we find it impossible to justify that the environment represented an opportune time to sell or that the current price represents a fair value for shareholders.

III. Quality of Zendesk

We view Zendesk as one of the software industry’s great success stories – a modern cloud-native SaaS business, growing to over $1.6 billion of annualized recurring revenue (“ARR”) in 15 years, and achieving “decacorn” status, all under the stewardship of its Founder and CEO. Over the last decade as public and private technology investors, we have only witnessed a handful of companies exhibit Zendesk’s rare combination of qualities – leadership and universal brand recognition in a large and growing market, proven track record of product innovation, demonstrable ROI for customers, and valuable technology with strategic importance.

Much of Zendesk’s success can be attributed to its continuous innovation, building upon its market leadership on a global scale. This is most recently observed in the rapid growth of the Zendesk Suite product, solving the long-standing pricing and packaging friction that had stunted customer expansion, as well as the success in moving up-market into the enterprise – now a segment with more than $600 million ARR and growing ~50%.26

With more than 100,000 customers, increasing average deal sizes, longer average contract lengths, over 65% growth in customers spending greater than $1 million in ARR, and record-low churn rates, there is much to be excited about in the future as a shareholder, employee, or customer of Zendesk. This momentum is so powerful that it recently led management to increase the 2025E revenue target from $3.1 billion to $3.4 billion, representing a 26% CAGR from 2021.27

Yet, much of Zendesk’s successful performance has been overshadowed by the ill-advised attempt to acquire Momentive, the resulting distraction of management, and now the shadow of macroeconomic uncertainty that has shaken equity markets, particularly within the technology sector. These recessionary fears have driven elongated sales cycles and moderated growth expectations across the software ecosystem, a dynamic to which Zendesk is not immune.

The strength of the recurring software business model, however, is its resilience. As the sector demonstrated throughout the uncertainty of COVID-19, software platforms are often mission critical to the customers they serve. With the right leadership and operational focus, high quality businesses such as Zendesk will certainly withstand any near-term headwinds. This will require strategic evolution; shifting to measured margin expansion with careful focus on efficient investment. Evolution is common for many software businesses as they mature at this scale. This

[26]	See disclosures provided in the Zendesk Q1 2022 Shareholder Letter at 4 (Link).
[27]	See Zendesk 2021 Investor Day Presentation, Nov. 18, 2021 at 93 (Link).

period is marked by the realization of a core tenet behind software investing – the structural profitability of high gross margin, recurring software businesses at scale. We believe Zendesk is on the brink of this realization, and despite the current market uncertainty, we see a bright future for this business – one that entails sustained levels of growth and operating margins that should very reasonably exceed 25% within the next three years.

IV. Private Equity Sponsor Ability-to-Pay Analysis

Affiliates of Hellman & Friedman and Permira, the proposed buyers, are sophisticated private equity sponsors that specialize in identifying undervalued assets and transacting at an opportune time. Hellman & Friedman’s industry-leading returns for their investors28 speak volumes to not only the quality of their team but to their ability to repeatedly uncover attractive investment opportunities. Based on our analysis, utilizing information in the Merger Proxy, we believe an acquisition of Zendesk at this price represents another incredible investment for Hellman & Friedman’s LPs, with a buyout return profile poised to generate significant gains in excess of 5.0x MOIC and 35% IRRs29. Let us be clear – these stellar returns are zero-sum and come at the expense of Zendesk’s current shareholders.

A better analysis would be to understand what an illustrative private equity sponsor would be willing to pay for the asset assuming a market environment where co-investment dollars are more readily available. Assuming a required rate of return of 20%, a sponsor could pay in excess of $130 per share, more than 65% above the current offer price.

We believe the private equity playbook from here is obvious – drive this business to higher profitability then sell to one of the interested strategic buyers who evaluated Zendesk during this process. With higher margins, Zendesk is much more likely to be immediately accretive to these buyers, enabling them to pay a much higher price and appease their own shareholders. We believe this playbook is reminiscent of the Ellie Mae transaction, another private equity buyout where the sponsor purchased the company for $3.7 billion, quickly improved profit margins, and then sold to a strategic buyer for $11 billion less than two years later. Zendesk can undertake similar operational improvements in the public markets, driving value appreciation that accrues to the public shareholders who have supported Zendesk as a public company for the last eight years.

[28]

Hellman & Friedman Capital Partners VII (2011) and VIII (2016) currently returning 24.9% / 3.3x, and 26.4% / 2.2x Net IRR and Investment Multiple to investors (as of Dec. 31, 2021, per CalPERS disclosures) (Link).

[29]	See Appendix 5: Illustrative Private Equity Sponsor Returns.

Appendix 1: Operating Income Analysis

Based on the Q1 and Q2 2022 operating expense results, the implied Q3 and Q4 2022 expectations show flat sequential growth on a quarterly basis. If this approach were maintained through the end of 2023, Zendesk would achieve >18% operating margins in 2023 vs. the 8.5% projected in the June 2022 Case.

2023E Operating Income Analysis

	2022E	2023E
June 2022 Case Revenue	$1,674	$1,961
Revenue Growth %	25.1%	17.1%
June 2022 Case Op. Income	$138	$167
Operating Margin %	8.2%	8.5%

Implied Gross Profit	$1,369	$1,604
Assumed Gross Margin %	81.8%	81.8%	<< Q2’22A gross margins

Implied Op. Expenses	$1,231	$1,437	<< Implied gross profit less op. income
Implied Op. Expenses Growth %	24.2%	16.7%

	Q1’22A	Q2’22A	Q3’22E	Q4’22E	2022E
2022 Implied Op. Expense	$300	$310	$311	$311	$1,231
Annual Growth %	36.7%	31.2%	21.0%	11.4%	24.2%
Quarterly Growth %	7.7%	3.0%	0.4%	0.0%

	Q1’23E	Q2’23E	Q3’23E	Q4’23E	2023E
2023 Illustrative Op. Expense	$311	$311	$311	$311	$1,243
Annual Growth %	3.4%	0.4%	0.0%	0.0%	0.9%
Quarterly Growth %	0.0%	0.0%	0.0%	0.0%

		2023E
June 2022 Case Revenue (Mgmt)		$1,961
June 2022 Case Implied Gross Profit (Mgmt)		$1,604
Operating Expense (Illustrative)		($1,243)

Operating Income (Illustrative)		$361
Op. Margin % (Illustrative)		18.4%

*	$ in millions.

Appendix 2: Fairness Opinion Methodologies

Impact of 2023E Revenue Revision on Fairness Opinion Methodologies

Advisor	Methodology	Structure
Qatalyst	Precedent Transactions (NTM EV/Rev)	5.3-10.9x NTM revenue
Qatalyst	Precedent Transactions (LTM EV/Rev)	6.3-13.2x LTM revenue
Qatalyst	Trading Comps (EV/‘23E Rev)	3.0-6.0x 2023E revenue
Qatalyst	DCF	Through 2026, 9.5-13% discount rate and 16.0-25.0x UFCF multiple
Goldman Sachs	Precedent Premium	20-56% premium to unaffected share price
Goldman Sachs	Precedent Transactions	7.0-13.6x NTM revenue as middle 50 percentile
Goldman Sachs	PV of Future Share Price (EV/Rev)	4.5-8.0x NTM revenue on 2023E-25E and discounted at 10.9%
Goldman Sachs	PV of Future Share Price (EV/Rev/Growth)	0.2375-0.35x NTM revenue / growth on 2023E-25E and discounted at 10.9%
Goldman Sachs	DCF	Through 2030, 10-12% discount rate and 20.0-32.5x UFCF multiple

Severity of impact of 2023E revenue revision in June 2022 Case to the fairness opinion:
High
Medium
Low
None

Appendix 3: Analysis of Qatalyst Fairness Selected Transactions

Analysis of Qatalyst Selected Transactions for Zendesk (June 23, 2022)

Target	Acquiror	Included in PLAN?	Age of Transactions	NTM Revenue Multiple
Slack Technologies, Inc.	Salesforce, Inc.	Yes	1.6 yrs	29.0x
MuleSoft, Inc.	Salesforce, Inc.	Yes	4.3 yrs	15.7x
SailPoint Technologies Holdings, Inc.	Thoma Bravo, L.P.	N/A	0.2 yrs	13.3x
Anaplan, Inc.	Thoma Bravo, L.P.	N/A	0.0 yrs	12.8x
SendGrid, Inc.	Twilio Inc.	Yes	3.7 yrs	11.5x
Tableau Software, Inc.	Salesforce, Inc.	No	3.0 yrs	10.9x
Medallia, Inc.	Thoma Bravo, L.P.	Yes	0.9 yrs	10.8x
Concur Technologies, Inc.	SAP SE	No	7.8 yrs	10.2x
Proofpoint, Inc.	Thoma Bravo, L.P.	Yes	1.2 yrs	9.4x
Red Hat, Inc.	International Business Machines Corporation	No	3.7 yrs	9.3x
NetSuite Inc.	Oracle Corporation	Yes	5.9 yrs	9.1x
Demandware, Inc.	Salesforce, Inc.	Yes	6.1 yrs	8.9x
Inovalon Holdings, Inc.	Nordic Capital Limited	No	0.8 yrs	8.8x
Mimecast Limited	Permira Holdings Limited	No	0.5 yrs	8.8x
SuccessFactors, Inc.	SAP SE	No	10.6 yrs	8.7x
Pluralsight, Inc.	Vista Equity Partners Management, LLC	Yes	1.3 yrs	8.4x
The Ultimate Software Group, Inc.	Investor Group led by Hellman & Friedman, LLC	Yes	3.4 yrs	8.4x
Datto Holding Corp.	Kaseya Inc. & Insight Partners, LLC	No	0.2 yrs	8.3x
Callidus Software Inc.	SAP SE	Yes	4.4 yrs	8.3x
RealPage, Inc.	Thoma Bravo, L.P.	Yes	1.5 yrs	8.2x
Aconex Limited	Oracle Corporation	Yes	4.5 yrs	8.1x
Ariba, Inc.	SAP SE	No	10.1 yrs	7.8x
Medidata Solutions, Inc.	Dassault Systèmes SE	Yes	3.0 yrs	7.5x
Talend S.A.	Thoma Bravo, L.P.	Yes	1.3 yrs	7.4x
Apptio Inc.	Vista Equity Partners Management, LLC	Yes	3.6 yrs	7.0x
Responsys, Inc.	Oracle Corporation	No	8.5 yrs	6.9x
MINDBODY, Inc.	Vista Equity Partners Management, LLC	Yes	3.5 yrs	6.7x
Cvent, Inc.	Vista Equity Partners Management, LLC	Yes	6.2 yrs	6.5x
ExactTarget, Inc.	Salesforce, Inc.	No	9.1 yrs	6.5x
Instructure Holdings, Inc.	Thoma Bravo, L.P.	Yes	2.6 yrs	6.5x
Fleetmatics Group PLC	Verizon Communications, Inc.	Yes	5.9 yrs	6.3x
RightNow Technologies, Inc.	Oracle Corporation	No	10.7 yrs	6.2x
Marketo, Inc.	Vista Equity Partners Management, LLC	Yes	6.1 yrs	5.9x
Taleo Corporation	Oracle Corporation	No	10.4 yrs	5.3x
BroadSoft, Inc.	Cisco Systems, Inc.	No	4.7 yrs	4.6x
DealerTrack Technologies, Inc.	Cox Automotive, Inc.	No	7.0 yrs	4.1x
inContact, Inc.	NICE Ltd.	Yes	6.1 yrs	3.6x
Kenexa Corporation	International Business Machines Corporation	No	9.8 yrs	3.3x
Blackboard Inc.	Providence Equity Partners L.L.C.	No	11.0 yrs	3.2x
Constant Contact, Inc.	Endurance International Group Holdings, Inc.	No	6.6 yrs	2.3x

All Transactions
Count	40
Average		4.8 yrs	8.4x
Transactions Included in PLAN
Count	21
Average		3.7 yrs	9.2x
Transactions Added (Excluding Subsequent Transactions)
Count	17
Average		6.7 yrs	6.8x

Appendix 4: Qatalyst Fairness Opinion Selected Companies Analysis

Qatalyst Selected Companies for ZEN (June 23, 2022)		Qatalyst Selected Companies for PLAN (March 18, 2022)

Selected Companies	CY2023E Revenue Multiple	Selected Companies	CY2022E Revenue Multiple
Adobe Inc.	8.8x	Qualtrics, LLC	13.5x
Intuit Inc.	7.7x	Workiva Inc.	11.1x
Five9 Inc.	7.6x	Coupa Software Incorpora	10.4x
BlackLine, Inc.	7.5x	Five9 Inc.	10.3x
Instructure Holdings, Inc.	7.0x	Avalara, Inc.	9.3x
HubSpot, Inc.	6.9x	BlackLine, Inc.	9.2x
Avalara, Inc.	6.6x	Smartsheet Inc.	9.0x
Coupa Software Incorporated	6.3x	Zendesk, Inc.	8.7x
Zoom Video Communications, Inc.	6.1x	DocuSign, Inc.	8.1x
Workday, Inc.	5.0x	RingCentral, Inc.	6.6x

DocuSign, Inc.	4.9x
Salesforce.com, inc.	4.7x	Average	9.6x
Qualtrics, LLC	4.5x	Median	9.3x
Freshworks Inc.	4.2x
Box, Inc.	4.0x	Chosen Range	7.0x-13.0x
TeamViewer AG	4.0x	Chosen Range Midpoint	10.0x
Dropbox, Inc.	3.6x	vs. Average	4.0%
RingCentral, Inc.	2.9x	vs. Median	8.1%

Average	5.7x
Median	5.6x

Chosen Range	3.0x-6.0x
Chosen Range Midpoint	4.5x
vs. Average	-20.8%
vs. Median	-18.9%

Appendix 5: Illustrative Private Equity Sponsor Returns

Analysis based on the transaction sources and uses in the proxy and Light Street estimates for the likely revenue growth and margins that would be underwritten by a private equity investor. Assumes a transaction close date of 12/31/22 and a 5-year holder period at various EBITDA exit multiples at 12/31/27 on 2028E metrics ($ in millions other than offer price per share):

Private Equity Purchase Price and S&U

Purchase Price		Sources		Uses
Offer Price / Share	$77.50	Revolving Credit Facility	$350	Purchase of Equity	$10,149
FDSO	131.0	Term Loan	$3,750	Pay Down of Existing Debt	$1,360
		Existing Cash	$1,632	Cash to BS	$350
Equity Value	$10,149	Equity	$6,429	Financing Fees	$178
Plus: Net Debt	($272)			Transaction Fees	$125

EV Purchase Price	$9,877	Total Sources	$12,162	Total Uses	$12,162

Illustrative Private Equity Forecast

	2022E	2023E	2024E	2025E	2026E	2027E	2028E
Total Revenue	$1,673	$1,958	$2,349	$2,819	$3,355	$3,959	$4,632
% Growth	25.0%	17.0%	20.0%	20.0%	19.0%	18.0%	17.0%

Gross Profit	$1,389	$1,645	$1,985	$2,382	$2,835	$3,345	$3,914
% Margin	83.0%	84.0%	84.5%	84.5%	84.5%	84.5%	84.5%

Operating Profit	$117	$440	$663	$851	$1,077	$1,346	$1,580
% Margin	7.0%	22.5%	28.2%	30.2%	32.1%	34.0%	34.1%
% Growth	16.4%	275.9%	50.7%	28.3%	26.6%	24.9%	17.4%

EBITDA	$159	$517	$747	$943	$1,178	$1,455	$1,702
% Margin	9.5%	26.4%	31.8%	33.5%	35.1%	36.8%	36.8%
% Growth	14.6%	225.1%	44.5%	26.2%	24.9%	23.5%	17.0%

Illustrative Private Equity Returns @ 12/31/2027

Exit EBITDA Multiple	15.0x	17.5x	20.0x	22.5x	25.0x
Implied Exit Revenue Multiple	5.5x	6.4x	7.4x	8.3x	9.2x
MOIC	3.8x	4.4x	5.1x	5.7x	6.3x
IRR	30.7%	34.8%	38.4%	41.6%	44.6%

Important Information

Light Street Capital Management, LLC (“Light Street”), together with the other participants named herein, intends to file a proxy statement with the Securities and Exchange Commission (the “SEC”) to be used to urge stockholders of Zendesk, Inc. (the “Company”) to vote on the Company’s proxy card “AGAINST” the proposed merger of the Company with affiliates of funds advised by Hellman & Friedman LLC and Permira Advisers LLC, and other Company proposals, at the upcoming special meeting of stockholders of the Company.

LIGHT STREET STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ LIGHT STREET’S PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

STOCKHOLDERS OF THE COMPANY ARE ALSO ADVISED TO READ THE DEFINITIVE PROXY STATEMENT, DATED AUGUST 8, 2022, AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE COMPANY FROM ITS STOCKHOLDERS FOR USE AT THE COMPANY’S UPCOMING SPECIAL MEETING OF STOCKHOLDERS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. A DEFINITIVE PROXY STATEMENT HAS BEEN MAILED TO STOCKHOLDERS OF THE COMPANY AND IS ALSO AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV.

Participant Information

The participants in the proxy solicitation are anticipated to be Light Street, Light Street Mercury Master Fund, L.P., Light Street SPV7, L.P., Light Street Tungsten Master Fund, L.P., Light Street Halo, L.P. and Glen Kacher.

As of the date hereof, Light Street Mercury Master Fund, L.P. (“Mercury”) directly owns 1,257,571 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), Light Street SPV7, L.P. (“SPV7”) directly owns 1,260,549 shares of Common Stock, Light Street Tungsten Master Fund, L.P. (“Tungsten Master Fund”) directly owns 174,400 shares of Common Stock, and Light Street Halo, L.P. (“Halo”) directly owns 33,721 shares of Common Stock. Light Street, as the investment adviser and general partner of Mercury, SPV7, Tungsten Master Fund and Halo, exercises voting and investment power over the Common Stock held for the account of Mercury, SPV7, Tungsten Master Fund and Halo, and as such may be deemed to beneficially own the 2,726,241 shares of Common Stock owned in the aggregate by Mercury, SPV7, Tungsten Master Fund and Halo. Mr. Kacher, as the Chief Investment Officer of Light Street, may be deemed to beneficially own the 2,726,241 shares of Common Stock owned in the aggregate by Mercury, SPV7, Tungsten Master Fund and Halo.

Forward-looking Statements

Certain statements contained in this letter, and the documents referred to in this letter, are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives including the Light Street proposal set forth herein. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements, including the facts that the Light Street proposal set forth herein is non-binding and subject to due diligence and the execution of mutually acceptable definitive documents, may be rejected by the Company, and/or may be subject to certain closing conditions including stockholder approval and therefore such proposal may not be consummated. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth in this letter include, among other things, the factors identified under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as amended, and under the section entitled “Forward-Looking Statements” in the Company’s Definitive Proxy Statement, filed with the SEC on August 8, 2022. Such forward-looking statements should therefore be construed in light of such factors, and Light Street is under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Information Regarding Any Proposed Transaction

In furtherance of the Light Street proposal and subject to future developments, Light Street (and, if a negotiated transaction is agreed, the Company) may file one or more registration statements, proxy statements, tender offer statements or other documents with the SEC. This letter is not a substitute for any proxy statement, registration statement, tender offer statement, prospectus or other document Light Street and/or the Company may file with the SEC in connection with any proposed transaction.

INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ ANY SUCH PROXY STATEMENT(S), REGISTRATION STATEMENT, TENDER OFFER STATEMENT, PROSPECTUS AND/OR OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT A PROPOSED TRANSACTION. Any definitive proxy statement(s) or prospectus(es) (if and when available) will be mailed to stockholders of the Company. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Light Street and/or the Company through the SEC’s web site at www.sec.gov.

This letter is neither a solicitation of a proxy nor a substitute for any proxy statement or other filings that may be made with the SEC. Nonetheless, Light Street and/or its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of any proposed transaction. Additional information regarding the interests of such potential participants may be included in one or more registration statements, proxy statements, tender offer statements or other documents filed with the SEC if and when they become available. These documents (if and when available) may be obtained at no charge on the SEC’s website at www.sec.gov.

Notice to Investors

Notwithstanding anything stated herein, Light Street reserves the right to sell shares of the Company in the future in connection with redemption requests by investors in its affiliated funds or in the event the Company’s Board of Directors is not responding, in the opinion of Light Street, appropriately to the Light Street proposal and it is in such funds’ interests to do so.

Important Information

Light Street Capital Management, LLC (“Light Street”), together with the other participants named herein, intends to file a proxy statement with the Securities and Exchange Commission (the “SEC”) to be used to urge stockholders of Zendesk, Inc. (the “Company”) to vote on the Company’s proxy card “AGAINST” the proposed merger of the Company with affiliates of funds advised by Hellman & Friedman LLC and Permira Advisers LLC, and other Company proposals, at the upcoming special meeting of stockholders of the Company.

LIGHT STREET STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ LIGHT STREET’S PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

STOCKHOLDERS OF THE COMPANY ARE ALSO ADVISED TO READ THE DEFINITIVE PROXY STATEMENT, DATED AUGUST 8, 2022, AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE COMPANY FROM ITS STOCKHOLDERS FOR USE AT THE COMPANY’S UPCOMING SPECIAL MEETING OF STOCKHOLDERS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. A DEFINITIVE PROXY STATEMENT HAS BEEN MAILED TO STOCKHOLDERS OF THE COMPANY AND IS ALSO AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV.

Participant Information

The participants in the proxy solicitation are anticipated to be Light Street, Light Street Mercury Master Fund, L.P., Light Street SPV7, L.P., Light Street Tungsten Master Fund, L.P., Light Street Halo, L.P. and Glen Kacher.

As of the date hereof, Light Street Mercury Master Fund, L.P. (“Mercury”) directly owns 1,257,571 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), Light Street SPV7, L.P. (“SPV7”) directly owns 1,260,549 shares of Common Stock, Light Street Tungsten Master Fund, L.P. (“Tungsten Master Fund”) directly owns 174,400 shares of Common Stock, and Light Street Halo, L.P. (“Halo”) directly owns 33,721 shares of Common Stock. Light Street, as the investment adviser and general partner of Mercury, SPV7, Tungsten Master Fund and Halo, exercises voting and investment power over the Common Stock held for the account of Mercury, SPV7, Tungsten Master Fund and Halo, and as such may be deemed to beneficially own the 2,726,241 shares of Common Stock owned in the aggregate by Mercury, SPV7, Tungsten Master Fund and Halo. Mr. Kacher, as the Chief Investment Officer of Light Street, may be deemed to beneficially own the 2,726,241 shares of Common Stock owned in the aggregate by Mercury, SPV7, Tungsten Master Fund and Halo.

Forward-looking Statements

Certain statements contained in this proxy statement on Schedule 14A, and the documents referenced herein, are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives including the proposal set forth herein by Light Street and the other participants named herein. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements, including the facts that the proposal by Light Street and the other participants named herein is non-binding and subject to due diligence and the execution of mutually acceptable definitive documents, may be rejected by the Company, and/or may be subject to certain closing conditions including stockholder approval and therefore such proposal may not be consummated. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.